                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         CLAYTON WILLIAMS ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

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

                          CLAYTON WILLIAMS ENERGY, INC.
                           Six Desta Drive, Suite 6500
                              Midland, Texas 79705



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1997

--------------------------------------------------------------------------------

To Our Stockholders:

The Annual Meeting of Stockholders of Clayton Williams Energy, Inc., a Delaware corporation, will be held at the Pay Zone Room, Plaza Club, Six Desta Drive, Midland, Texas, on Wednesday, May 21, 1997, at 10:00 A.M., for the following purposes:

     1. To elect two directors for a term of three years in accordance with the Certificate of Incorporation of the Company.

     2. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 27, 1997, are entitled to notice of and to vote at the meeting or any adjournments thereof.

Midland, Texas                               By Order of the Board
April 10, 1997                               Mel G. Riggs
                                             Secretary

--------------------------------------------------------------------------------

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                          CLAYTON WILLIAMS ENERGY, INC.
                           Six Desta Drive, Suite 6500
                              Midland, Texas 79705


                                 PROXY STATEMENT

     This proxy statement and related proxy are being mailed to stockholders of Clayton Williams Energy, Inc. (the "Company") on or about April 10, 1997, in connection with the solicitation by the Company of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Pay Zone Room, Plaza Club, Six Desta Drive, Midland, Texas, on Wednesday, May 21, 1997, at 10:00 A.M., and at all adjournments thereof.

     Any person giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking the proxy, by delivering a properly executed proxy of a later date or attending the meeting and voting in person. The Company will bear the costs of solicitation of proxies. The Company may also reimburse persons holding stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The solicitation is being made by mail and may also be made by telephone or by telegraph by officers, directors and regular employees of the Company, who will receive no additional compensation therefor. Total expenses of the solicitation are expected to be nominal.

     Stockholders of record at the close of business on March 27, 1997, are entitled to notice of and to vote at the meeting. At the close of business on such date, the Company had 8,945,389 shares of Common Stock $.10 par value per share (the "Common Stock") outstanding, each share being entitled to one vote. Shares held by the Company's 401(k) Plan & Trust will be voted by the Plan Trustee, as provided by the Plan.

     Properly executed proxies will be voted in accordance therewith, or if no direction is indicated thereon, (i) in favor of the nominees for Director named herein and (ii) in the discretion of the persons appointed as proxies upon any other business that may properly come before the meeting or any adjournment thereof. With respect to the election of Directors, a stockholder may, by properly completing the enclosed proxy, vote in favor of all nominees or withhold his or her votes as to all nominees or as to specific nominees. Directors will be elected by the affirmative vote of a plurality of the shares represented at the meeting in person or by proxy and entitled to vote on the election of Directors. The Company's Certificate of Incorporation prohibits cumulative voting in the election of Directors. All other matters properly coming before the meeting will be decided by the affirmative vote of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on such matters, except as otherwise required by law or by the Company's Certificate of Incorporation or bylaws.

     The votes will be counted by one or more inspectors appointed by the Board of Directors, who will determine, among other things, the number of votes necessary for the stockholders to take action in accordance with the foregoing requirements and the votes withheld or cast for and against each matter. All properly executed proxies and ballots, regardless of the nature of vote or the absence of a vote indication (but not including broker non-votes), are counted in determining the number of shares represented at the meeting. Neither broker non-votes nor abstentions are counted as affirmative votes, in whole or in part.

PROPOSAL NO. 1              ELECTION OF TWO DIRECTORS

     The Board of Directors is composed of three classes of members. One class of Directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy to vote to elect Stanley S. Beard and Mel G. Riggs as Directors for three-year terms. Each of the nominees has consented to being named in the Proxy Statement and to serve, if elected, but if, for any unforeseen cause, either of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy.

     With respect to the nominees for election, and Directors continuing in office, information regarding age, positions with the Company or other principal occupations for the past five years, other directorships and the year each was initially elected a Director of the Company is as follows (there are no family relationships among the following named persons):

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERM EXPIRING IN 2000

STANLEY S. BEARD, age 56, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Beard has served as a Director since September 1991. Mr. Beard has been an independent oil and gas operator for over twenty years, and has been a consultant to Mr. Williams periodically since 1968.

MEL G. RIGGS, age 42, is Senior Vice President and Chief Financial Officer of the Company, having served in such capacities since September 1991. Mr. Riggs has served as a Director since May 1994.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING IN 1998

CLAYTON W. WILLIAMS, age 65, is Chairman of the Board, President, Chief Executive Officer and a Director of the Company, having served in such capacities since September 1991. For more than fifteen years, Mr. Williams has been the chief executive officer and director of (i) certain companies previously controlled by Mr. Williams which were consolidated into the Company in May, 1993 in connection with the Company's initial public offering (the "Williams Companies"); and (ii) certain entities other than the Williams Companies which are controlled directly or indirectly by Mr. Williams (the "Williams Entities").

L. PAUL LATHAM, age 45, is Executive Vice President, Chief Operating Officer and a Director of the Company, having served in such capacities since September 1991. Mr. Latham also serves in various capacities with certain of the Williams Entities.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING IN 1999

WILLIAM P. CLEMENTS, age 79, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Clements was elected a Director in October 1991. Mr. Clements is a former Governor of the State of Texas, having served two terms in such office from 1979 to 1983 and from 1987 to 1991 and has been engaged in private investments for more than the past five years.

ROBERT L. PARKER, age 73, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Parker was elected a Director of the Company in October 1991. Mr. Parker is Chairman of the Board of Parker Drilling Company, a publicly-owned corporation providing contract drilling services, having served in such capacity for more than the past five years. He also serves as a director of MAPCO, Inc., a diversified energy company, Bank of Oklahoma Financial Corp. and Norwest Bank of Texas, Kerrville, N. A.

                    INFORMATION CONCERNING SECURITY OWNERSHIP

     Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 27, 1997, by (i) each person who is the beneficial owner of 5 percent or more of the outstanding Common Stock (based upon copies of all Schedule 13Gs and 13Ds provided to the Company), (ii) each Director of the Company and each nominee for Director, (iii) each executive officer named in the Summary Compensation Table and (iv) all Officers and Directors of the Company as a group. Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table and the sharing of voting or dispositive power is described in the referenced footnote. The total number of shares of Common Stock of the Company listed below for directors and executive officers as a group eliminates such duplication. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed opposite each of their names.

                                                Amount and Nature of    Percent
         Name                                   Beneficial Ownership   of Class
         ----                                   --------------------   --------

Clayton Williams Partnership, Ltd. (1)              3,972,009            44.4%
CWPLCO, Inc. (1)                                    3,972,009            44.4%
Clayton W. Williams (1)                             4,289,799 (2)        47.8%
Heartland Advisors, Inc.                              708,600 (3)         7.9%
790 North Milwaukee Street
Milwaukee, WI  53202
L. Paul Latham                                          7,755 (4)         *
Mel G. Riggs                                            5,951 (5)         *
Stanley S. Beard                                       13,401 (6)         *
William P. Clements                                    41,032 (6)         *
Robert L. Parker                                       13,940 (6)         *
All Officers and Directors as a group (10 persons)  4,446,452 (7)        49.3%

------------------
     *    Less than 1 percent of the shares outstanding.

    (1) The mailing address of Clayton Williams Partnership, Ltd., CWPLCO, Inc. and Mr. Williams is Six Desta Drive, Suite 3000, Midland, Texas 79705. Clayton Williams Partnership, Ltd. and CWPLCO, Inc. are referred to collectively herein as the "Affiliated Holders". CWPLCO, Inc. is the sole general partner of Clayton Williams Partnership, Ltd. Mr. Williams shares voting and investment power with respect to the shares owned by the Affiliated Holders.

   (2) Includes (a) an aggregate of 3,972,009 shares owned by the Affiliated Holders beneficially owned by Mr. Williams due to Mr. Williams' control of the Affiliated Holders, (b) 3,888 shares owned by Mr. Williams' spouse, (c) 588 shares owned by an estate administered by Mr. Williams' spouse, (d) 216,311 shares owned directly by Mr. Williams (including approximately 7,687 shares held in the Company's 401(k) Plan & Trust over which Mr. Williams exercises investment control), (e) 14,514 shares owned by three of Mr. Williams' children residing with him, (f) 49,434 shares in trusts of which

          Mr. Williams is the Trustee and (g) the right to acquire beneficial ownership through presently exercisable options to purchase 33,055 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

   (3)    Represents shares owned by clients of Heartland Advisors, Inc.

   (4) Includes (a) 414 shares held in the Company's 401(k) Plan & Trust over which Mr. Latham exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 7,341 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

   (5) Includes (a) 366 shares held in the Company's 401(k) Plan & Trust over which Mr. Riggs exercises investment control, (b) 1,382 shares over which Mr. Riggs exercises control under a Power of Attorney and (c) the right to acquire beneficial ownership through presently exercisable options to purchase 4,203 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "Executive Compensation."

   (6) Includes, in the case of Messrs. Beard, Clements and Parker, the right to acquire beneficial ownership through presently exercisable options to purchase 5,000 shares each of Common Stock granted under the Outside Directors Stock Option Plan. See "Board of Directors and Committees."

   (7) Includes all rights of directors and executive officers to acquire beneficial ownership through presently exercisable options to purchase shares of Common Stock granted under the Outside Directors Stock Option Plan and the 1993 Stock Compensation Plan.


                        BOARD OF DIRECTORS AND COMMITTEES

     As of the date of this Proxy Statement, compensation for non-employee directors consists of an annual retainer fee of $10,000 plus a $5,000 fee for each Board meeting attended, and a $1,000 fee for attending a committee meeting held on a day other than the same day of a Board meeting. All three non-employee directors serve on one or more committees of the Board. During 1996, all fees earned by non-employee directors were paid in Common Stock of the Company under the terms of the Outside Directors Stock Compensation Plan,
which plan was terminated in January 1997.   Effective January 1, 1997 as
compensation for service on the Board, employee directors will receive an annual fee of $5,000 together with an additional $2,500 for each Board meeting they attend.

     The Company has adopted its Outside Directors Stock Option Plan in which only those Directors who are not employed by the Company or any of its affiliates, (collectively the "Outside Directors") are eligible to participate. A total of 86,300 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The plan provides that an option for 1,000 shares of Common Stock of the Company will be granted on January 1 of each calendar year to each Outside Director in office on that date. The plan further provides that (i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option (ii) the exercise price must be paid in cash upon exercise of such option, (iii) no option may be exercisable more than ten years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. In the event that a participant in the plan ceases to be an Outside Director, other than by reason of death, such participant may exercise an outstanding option at any time within 90 days after such termination. In the event of the death of a participant to whom any option has been granted pursuant to the plan, such option may be exercised by the legatees of such participant or by his personal representatives or distributees at any time within one year after his death. Options granted under the plan are immediately exercisable and expire not later than ten years from date of grant. Messrs. Beard, Clements and

Parker (who presently constitute all of the Outside Directors) each received options under the Plan on January 1, 1995, January 1, 1996 and January 1, 1997, each option covering 1,000 shares, at option prices of $5.50 per share, $3.25 per share and $18.50 per share, respectively. Such options are currently exercisable and expire in January 2005, January 2006 and January 2007, respectively.

     In 1995, the Company adopted the Outside Directors Stock Compensation Plan in which only the Outside Directors were eligible to participate. The plan provided that shares of Common Stock of the Company shall be issued at the end of each calendar quarter in payment of one-quarter of the annual retainer and all meeting fees for the preceding quarter, the dollar amount of such retainer and fees being divided by the closing price per share of Common Stock as reported on the Nasdaq National Market on the day immediately prior to the date of issuance of the shares under the Plan. Mr. Parker and Mr. Beard each received 2,618 shares and Mr. Clements received 2,421 shares of Common Stock pursuant to this Plan attributable to their participation on the Board of Directors during 1996. This plan was terminated in January 1997, and the Company currently compensates its Outside Directors in cash rather than in shares of Common Stock.

     The Board of Directors has two committees. The Compensation Committee has certain responsibilities relating to compensation of officers and employee directors and is composed of Messrs. Beard, Clements and Parker, none of whom is an employee nor eligible for awards under the Company's Bonus Incentive Plan, the Executive Incentive Stock Compensation Plan or 1993 Stock Compensation Plan. The Compensation Committee met two times during 1996. The Compensation Committee administers awards under the Company's Bonus Incentive Plan, the Executive Incentive Stock Compensation Plan and 1993 Stock Compensation Plan, takes certain other actions relating to compensation matters and benefits plans and sets the salaries of all officers.

     The Audit Committee, composed of Messrs. Beard, Clements and Parker, met two times during 1996. The Committee recommended to the Board of Directors the selection of Arthur Andersen LLP as the Company's independent accountants; reviewed the annual financial statements and discussed them with the auditors and financial staff of the Company; reviewed the independence of the independent accountants conducting the audit; reviewed the services provided by the independent accountants; discussed with management and the auditors the Company's accounting system and related systems of internal control; and consulted as it deemed necessary with the independent accountants and the Company's internal financial staff.

     The Board of Directors held four meetings during 1996. All Directors, except William P. Clements, attended more than 75 percent of the aggregate of all meetings of the Board of Directors and the Committees on which they served during 1996.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     SERVICE AGREEMENT. The Company and the Williams Entities are parties to an agreement (the "Service Agreement") pursuant to which the Company furnishes services to, and receives services from, such entities. Under the Agreement, the Company provides legal, payroll, benefits administration and accounting services to the Williams Entities, as well as lease operating and technical services with respect to certain properties owned by the Williams Entities. The Williams Entities provide tax preparation services, tax planning services, aircraft usage and business entertainment to or for the benefit of the Company. To the extent that the Company has provided services to the Williams Entities at cost under the Service Agreement, the Company believes that the terms upon which it has provided such services may be less favorable than the terms the Company could have negotiated with unaffiliated third parties. Conversely, to the extent that the Company has received services from the Williams Entities at cost under the Service Agreement, the Company believes that the terms upon which such services were available to the Company may be more favorable than the terms the Company could have negotiated with unaffiliated third parties. During 1996, the Williams Entities paid the Company approximately $615,000, while the Company paid the Williams Entities approximately $165,000, both pursuant to the Service Agreement.

     OFFICE LEASE. The Company subleases 7,164 square feet from ClayDesta Corporation, a Williams Entity, pursuant to an agreement which expires November 15, 1998. During 1996, the Company paid a total of $70,000 in rent and associated charges to ClayDesta Corporation.

     GAS GATHERING MATTERS. Robert C. Lyon, Vice President Gathering and Marketing, has a 5 percent net profits interest with respect to the presently owned and future acquired gas gathering systems of the Company and its Subsidiaries ("the Company and its Subsidiaries"). Generally, the Company and its Subsidiaries' net profits from their gas gathering systems are computed in accordance with generally accepted accounting principles, except that the Company and its Subsidiaries may charge against such profits an amount equal to its cost of funds on its net fixed assets after depreciation. If Mr. Lyon leaves the employment of the Company for any reason other than being discharged for cause, his net profits interest is reduced to 1.5 percent and terminates seven years after the cessation of his employment.
Mr. Lyon received no payments pursuant to the net profits interest in 1996. In addition, Mr. Lyon also has the right to acquire 10 percent of the gas plants and systems of the Company and its Subsidiaries by paying 10 percent of the acquisition or construction costs concurrently with the Company and its Subsidiaries' payment of such costs. During 1996, Mr. Lyon exercised his right to acquire an interest in certain properties acquired by the Company and paid $60,565 for the exercise of this right.

     GATAGA PARTNERSHIP AGREEMENT. Prior to October 1995, the Company owned a 90 percent interest in a gas plant constructed to process gas, pursuant to a long-term contract, from two wells in Loving County, Texas which were substantially owned by certain Williams Entities. Because the plant and the wells are largely dependent upon each other for their economic viability, the Company and the Williams Entities contributed their respective interests in the plant and wells to a partnership effective October, 1995. After recoupment of certain workover costs borne by the original well owners, the Partnership was dissolved in 1996, and the Company received an undivided 45 percent interest in the wells, proportionately reduced to the original well owners' interest, and retained a 45 percent interest in the plant.

                             EXECUTIVE COMPENSATION

     The following table shows the total compensation for the last three calendar years received by the Company's Chief Executive Officer and the other executive officers of the Company whose annual compensation exceeded $100,000 in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                               COMPEN-
                                                                               SATION
                                                  ANNUAL COMPENSATION          AWARDS
                                                --------------------------------------------
                                                                              SECURITIES      ALL OTHER
                                                                              UNDERLYING       COMPEN-
      NAME AND PRINCIPAL                                                       OPTIONS/        SATION
           POSITION                 YEAR        SALARY($)(5)      BONUS($)   SARS/(#) (1)(2)   ($) (3)
-------------------------------------------------------------------------------------------------------
  Clayton W. Williams,              1996          $396,100         $11,003       235,000        $ 1,781
   Chairman of the Board,           1995           396,100          11,003        32,407          5,653
   President and Chief              1994           407,750          11,003        32,407          3,852
   Executive Officer(4)

  L. Paul Latham, Executive         1996          $171,860         $14,750        10,300        $35,061
   Vice President and Chief         1995           159,900          11,942        13,022         34,919
   Operating Officer                1994           159,750           4,442        13,022         39,087

  Mel G. Riggs, Senior Vice         1996          $125,254         $13,472          8,000       $ 1,781
   President and Chief              1995           118,752          10,799          9,605         1,695
   Financial Officer                1994           117,709           3,299          9,605         1,360

(1) All amounts shown represent the number of option shares granted under the Company's 1993 Stock Compensation Plan, a description of which follows the "Option/SAR Grants in Last Fiscal Year" table.

(2) Messrs. Williams, Latham and Riggs each exchanged options granted in 1993 for new options granted in 1994. The 1994 options were exchanged for the same number of options in 1995.

(3) The amount shown in this column with respect to Mr. Latham for 1994, 1995 and 1996 relate primarily to distributions made pursuant to two plans which were discontinued by the Williams Companies during 1991. Until such time, the Williams Companies assigned overriding royalty interests to certain employees to reward such employees with incentive compensation based on the results of drilling activities by the Williams Companies. Under this arrangement, the Williams Companies assigned overriding royalty interests in certain oil and gas leases to certain employees who were employed at the time of the execution of the lease. An individual employee's overriding royalty interest in a lease was determined in the discretion of the management of the Williams Companies. Employees receiving overriding royalty interests were entitled to receive revenues immediately upon the assignment thereof and such interests were not subject to forfeiture. The Williams Companies also granted selected employees working interests in certain of the oil and gas properties of the Williams Companies. Such working interests were deemed earned by and granted to such employees upon terms determined in the sole discretion of the management of the Williams Companies. The Company does not anticipate reinstituting either of the arrangements described above.

     In addition, the amounts shown include contributions made by the Company for the named individuals during 1996 pursuant to the Company's 401(k) Plan, as follows: Mr. Williams, $1,781; Mr. Latham, $1,785; and Mr. Riggs, $1,781. Contributions made by the Company for the named individuals during 1995 pursuant to the Company's 401(k) Plan were as follows:
     Mr. Williams, $5,653; Mr. Latham, $2,282; and Mr. Riggs, $1,695. Contributions made by the Company for the named individuals during 1994 pursuant to the Company's 401(k) Plan were as follows: Mr. Williams, $3,852; Mr. Latham, $1,673; and Mr. Riggs, $1,360.

(4) Mr. Williams beneficially owns through the Affiliated Holders and other affiliates 2,875,000 shares of restricted Common Stock with a value at December 31, 1996, of $49,953,125.

(5) Beginning in 1995, Mr. Williams' salary was paid in the form of Common Stock in lieu of cash pursuant to the Company's Executive Incentive Stock Compensation Plan.

     The Company has no employment agreements with any of its executive officers. Although Messrs. Williams and Latham devote a majority of their time to the Company, both of them are engaged in other business activities. Mr. Williams devotes a portion of his time to certain Williams Entities. Mr. Latham is also employed by and devotes a portion of his time to the business of certain Williams Entities. Both Messrs. Williams and Latham receive compensation from the Williams Entities which compensation is not borne, directly or indirectly, by the Company and does not relate to any services provided to the Company. In addition, Jerry F. Groner, Vice President-Land and Lease Administration and a son-in-law of Mr. Williams, spends a portion of his time managing JACCK, L.L.C. , an entity owned by the five children of Mr. Williams which is involved in oil and gas exploration in the Permian Basin area of West Texas and Southeast New Mexico.

                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------
                                                                                    Potential Realized
                                                                                    Value at Assumed
                                                                                   Annual Rates of Stock
                                                                                   Price Appreciation
                         Individual Grants                                            for Option Term
----------------------------------------------------------------------------------------------------------
                    Number of        % of Total
                    Securities      Options/SARs
                    Underlying      Granted to     Exercise or
                    Options/SARs    Employees in    Price Base  Expiration
     Name           Granted (#)     Fiscal Year      ($/Sh)        Date              5%($)         10%($)
----------------------------------------------------------------------------------------------------------
Clayton W. Williams   35,000           10.9%          3.250      3/1/2006           71,400(1)    181,300(1)
                     200,000           62.2%         15.750     12/5/2006        1,982,000(2)  5,020,000(2)

L. Paul Latham        10,300            3.2%          3.250      3/1/2006           12,012(1)     53,354(1)

Mel G. Riggs           8,000            2.5%          3.250      3/1/2006           16,320(1)     41,440(1)

(1) The values shown for 5 percent and 10 percent appreciation equate to a stock price of $5.29 and $8.43, respectively, at the March 1, 2006 expiration date of the indicated options.

(2) The values shown for 5 percent and 10 percent appreciation equate to a stock price of $25.66 and $40.85 respectively, at the December 5, 2006 expiration date of the indicated option.

     The assumed annual rates of stock price appreciation used in showing the potential realizable value of stock option grants are prescribed by rules of the Securities and Exchange Commission. The actual realized value of the options may be significantly greater or less than the amounts shown. The closing sales price of the Company's common stock on the Nasdaq National Market on March 18, 1997 was $13.375 per share.

     All options shown above have been granted pursuant to the Company's 1993 Stock Compensation Plan which provides for the grant of non-qualified options to Officers, Directors (other than Outside Directors), employees and advisors of the Company or a subsidiary of the Company. A total of 898,200 shares of Common Stock is authorized and reserved for issuance under the plan subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The Compensation Committee has the sole authority to interpret the plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the plan; provided that (i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) no option may be exercisable more than ten years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. No option is exercisable after an optionee terminates his relationship with the Company or a subsidiary of the Company, subject to the right of the Compensation Committee to extend the exercise period for not more than 90 days following the date of termination of an optionee's employment. If an optionee's employment is terminated by reason of disability, the Compensation Committee has the authority to extend the exercise period for not more than one year following the date of termination of the optionee's employment. If an optionee dies and has not fully exercised options granted under the plan, such options may be exercised in whole or in part within 90 days of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or a threatened change of control of the Company. Each of the option grants shown in the preceding table is subject to a vesting schedule which provides that equal portions of the option representing a fixed number of shares may be exercised upon each of the first four anniversaries of the dates of grant.

                  AGGREGATED OPTIONS/SAR EXERCISES IN LAST
                  FISCAL YEAR AND FY-END OPTIONS/SAR VALUES
----------------------------------------------------------------------------------------------
                                                             NUMBER OF
                                                            SECURITIES
                                                            UNDERLYING        VALUE OF
                                                            UNEXERCISED     UNEXERCISED
                                                             OPTIONS/      IN-THE-MONEY
                                                              SARS AT     OPTIONS/SARS AT
                                                            FY-END (#)       FY-END($)
                    SHARES ACQUIRED          VALUE          EXERCISABLE/    EXERCISABLE/
       NAME         ON EXERCISE (#)      REALIZED ($)      UNEXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------------------------------
Clayton W. Williams       0                    0           33,055/234,352  $488,169/$817,311

L. Paul Latham            0                    0            7,341/15,981    107,862/232,956

Mel G. Riggs              0                    0            4,203/13,402     61,295/195,780
----------------------------------------------------------------------------------------------

                                       10

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee consists of Messrs. Beard, Clements and Parker, all of whom are non-employee directors. The Committee establishes the salaries of all corporate officers and administers the Company's incentive compensation plans other than the Outside Directors Stock Option Plan. The Committee also reviews with the Board its recommendations relating to the future direction of corporate compensation practices and benefit programs.

     The Compensation Committee has adopted a compensation plan which it believes to be a balance between fair and reasonable cash compensation and incentives linked to the Company's overall performance taking into consideration compensation of individuals with similar duties who are employed by the Company's peers. The plan takes into account the cyclical nature of the oil business which may result in traditional performance standards being skewed due to erratic product prices. An analysis of the goals for the Company has resulted in a policy which places emphasis on increasing the Company's proved oil and gas reserves, coupled with maintaining an acceptable balance between the Company's overhead and profit margin. The stock options and bonuses which may be awarded annually are adjusted by the Compensation Committee based upon the performance of the Company and efforts of individual officers.

     In its 1996 review of the Company's 1995 fiscal year, the Compensation Committee determined that, while the Company's proved oil and gas reserves had basically remained static in 1995, management had made improvements with respect to the Company's financial position by reducing bank debt, overhead costs and finding costs. As a result, the Committee decided to slightly increase certain officers salaries while keeping Mr. Williams' salary constant at the 1995 level. The Committee also determined that Mr. Williams' salary would continue to be paid in shares of Common Stock pursuant to the Executive Incentive Stock Compensation Plan (the "Executive Plan"). In addition, as continued incentive to the officers of the Company, the Committee granted stock options to certain officers under the 1993 Stock Compensation Plan (the "1993 Plan") during the first quarter of 1996. An additional stock option was granted to Mr. Williams in the fourth quarter of 1996 in recognition of his activities which resulted in a number of positive developments for the Company, as discussed below, and as further incentive for future activities. The Committee believes that the payment of Mr. Williams' salary in stock and the grant of such stock options assist in the Company's focus on improving the market price of the Common Stock for the benefit of all of the Company's stockholders.

     In December, 1996, the Compensation Committee reviewed the Company's 1996 operations and noted a number of positive developments with respect to the Company. There was further reduction in bank debt of approximately $26.8 million and a reduction in overhead costs of approximately $400,000. The Company's oil and gas reserves increased approximately 15 percent and, for the first time since the Initial Public Offering, the Company's reserve additions more than replaced production for the year. In addition, the market value of the Common Stock increased substantially during 1996 and the Company successfully completed a secondary offering of Common Stock during the fourth quarter. Due to management's role in these developments, the Compensation Committee has determined to increase the salaries of some of the Company's officers effective January 1, 1997. Mr. Williams' salary will continue to be paid in Common Stock pursuant to the Executive Plan. In addition, the Committee granted additional stock options to all officers of the Company under the 1993 Plan during the first quarter of 1997.

     The Compensation Committee believes it has developed an appropriate structure within which to reward and motivate its officers as they build value for the Company's stockholders.

                           Robert L. Parker
                          William P. Clements
                           Stanley S. Beard

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consisted of Messrs. Clements, Parker and Beard during 1996, none of whom has a relationship with the Company required to be disclosed under the rules of the Securities and Exchange Commission.

                COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

     The Company's Common Stock began trading publicly on May 26, 1993. Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's stock against the total return of the Nasdaq Market Index and a peer group for the period from May 31, 1993, to December 31, 1996. The peer group is composed of all the crude petroleum and natural gas companies with stock trading on the Nasdaq National Market System within SIC Code 1311, consisting of approximately 200 companies. The chart indicates the value, at the conclusion of each quarter from May 31, 1993, to December 31, 1996, of $100 invested at May 26, 1993, and assumes reinvestment of all dividends.

                     EDGAR REPRESENTATION PERFORMANCE GRAPH

                                          Nasdaq
                                          Market              Peer
           Date           Company         Index               Group
          -----           -------         -----               -----
           5/93            100.00         100.00              100.00
          12/93             73.53         105.77               96.36
          12/94             32.35         111.04              100.99
          12/95             19.12         144.03              111.06
          12/96            102.21         178.99              147.68

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to the rules and regulations promulgated under Section 16(a) of the Securities Exchange Act of 1934 during and with respect to the Company's last fiscal year and upon certain written representations received by the Company, the Company is not aware of any failure by a reporting person of the Company to timely file reports required under Section 16(a) other than the late filing of a Form 4 by Patrick C. Reesby, Vice President-Acquisition/New Ventures, relating to one transaction.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Arthur Andersen LLP, who have been the Company's independent accountants since inception, have been selected by the Board of Directors, upon recommendation of the Audit Committee, to be its independent accountants for the current year. A representative of this firm will be present at the Annual Meeting of Stockholders. This representative will have an opportunity to make a statement if he desires to do so and will be available to respond to stockholder questions.

                        RECEIPT OF STOCKHOLDER PROPOSALS

     For inclusion in the Company's 1998 proxy statement, all stockholder proposals for consideration at the Annual Meeting of Stockholders of the Company to be held in 1998 must be received at the Company's principal executive offices, Six Desta Drive, Suite 6500, Midland, Texas 79705,
Attention: Mel G. Riggs, by December 10, 1997. Such proposals must also comply with all other regulations of the Securities and Exchange Commission.

                                 OTHER BUSINESS

     The Company knows of no other business to come before the meeting. If, however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

                          AVAILABILITY OF ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended December 31, 1996, which contains the Company's Form 10-K including financial statements, has been mailed to each stockholder of record on the above-referenced record date.


                                       By order of the Board of Directors,
                                       Mel G. Riggs
                                       Secretary

Dated: April 10, 1997

/X/ PLEASE MARK VOTES                  REVOCABLE PROXY
    AS IN THIS EXAMPLE          CLAYTON WILLIAMS ENERGY, INC.
                                             FOR      WITHHOLD    EXCEPT
    ANNUAL MEETING OF STOCKHOLDERS           / /        / /        / /
             MAY 21, 1997              Proposition No. 1: Election of Directors

   The undersigned hereby appoints L.   The Election of two Directors
Paul Latham and Mel G. Riggs, or        listed below for the term
either of them, with full power of      specified in the Proxy Statement.
substitution, to act as attorneys and
proxies for the undersigned, and to     BOARD OF DIRECTORS RECOMMENDED:
vote all shares of Common Stock of           STANLEY S. BEARD
Clayton Williams Energy, Inc. (the           MEL G. RIGGS
"Company") which the undersigned is
entitled to vote at the Meeting of      INSTRUCTION: TO WITHHOLD
Stockholders, to be held at the Pay     AUTHORITY TO VOTE FOR ANY
Zone Room, Plaza Club, Midland, Texas   INDIVIDUAL NOMINEE, MARK
on May 21, 1997 at 10:00 a.m. Local     "EXCEPT" AND WRITE THAT NOMINEE'S
time and at any and all adjournments    NAME IN THE SPACE PROVIDED BELOW.
thereof.

                                       -----------------------------------
                                       THIS PROXY WILL BE VOTED AS
                                       DIRECTED, BUT IF NO INSTRUCTIONS ARE
                                       SPECIFIED, IT WILL BE VOTED FOR THE
                                       DIRECTORS SHOWN ABOVE. IF ANY OTHER
                                       BUSINESS IS PRESENTED AT SUCH
                                       MEETING, THIS PROXY WILL BE VOTED BY
                                       THE PROXY HOLDERS IN THEIR BEST
                                       JUDGMENT. AT THE PRESENT TIME, THE
                                       BOARD OF DIRECTORS KNOWS OF NO OTHER
                                       BUSINESS TO BE PRESENTED AT THE
                                       MEETING.

                                           THIS PROXY IS SOLICITED BY THE
                                                  BOARD OF DIRECTORS

                                          Should the undersigned be present
                                       and elect to vote at the Meeting or
                                       any adjournment thereof, and after
                                       notification to the Corporate
                                       Secretary of the Company at the
                                       meeting of the stockholder's
                                       decision to terminate this proxy,
                                       then the power of said attorneys and
                                       proxies shall be deemed terminated
                                       and of no further force and effect.

   The undersigned acknowledges receipt from the Company prior to the execution of this Proxy, of a Notice of the Meeting, and a Proxy Statement, both dated April 10, 1997, and a copy of the Company's 1996 Annual Report.
   Please sign exactly as your name appears on this proxy card. When signing as attorney, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
                              PLEASE ACT PROMPTLY
                   SIGN, DATE & MAIL YOUR PROXY CARD TODAY

Please be sure to sign and date        Date
this Proxy in the box below.


---------------------------------------------
     --Stockholder sign above--Co-holder
            (if any) sign above--


--------------------------------------------------------------------------------

DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                         CLAYTON WILLIAMS ENERGY, INC.
                          SIX DESTA DRIVE, SUITE 6500
                           MIDLAND, TEXAS 79705-9963